Exhibit 21.1

List of Subsidiaries

Name of Entity	State/Country of Organization
Falcon's Beyond Global, LLC	Delaware
Falcon's Creative Group, LLC	Delaware
Falcon's Treehouse, LLC	Florida
Falcon's Treehouse National, LLC	Florida
Falcon's Creative Philippines, Inc.	Philippines
Falcon's Beyond Destinations, LLC	Florida
Fun Stuff SL	Spain
Katmandu Group, LLC	Florida
Falcon's Beyond Brands, LLC	Florida
Falcon's Digital Media, LLC	Florida
Falcon's Licensing, LLC	Florida
Falcon's Beyond Licensing, LLC	Florida
Falcon's Attractions, LLC	Florida
Falcon's Beyond Creative, LLC	Florida